Exhibit 10.2

SunCoke Energy 2011 Executive Annual Incentive Plan

THE SunCoke Energy Executive Annual Incentive Plan (the “Plan”) is hereby made and entered into by SunCoke Energy, Inc., f/k/a Sun Coke Company (“SCE”), and is made effective the first day of January 2011 (the “Effective Date”).

Eligibility

The Plan applies to Eligible Employees of SunCoke Technology and Development LLC, SunCoke Energy Jewell Coal & Coke Company, Jewell Smokeless Coal Corporation, Dominion Coal Corporation, Indiana Harbor Coke Company, Haverhill North Coke Company, Gateway Energy & Coke Company and Middletown Coke Company. “Eligible Employees” means non-union, active employees of SCE and the aforementioned affiliates who are at a director/general manager level of SCE or above. A full-time employee is an employee who works thirty or more hours per regular work week.

Administration of the Plan

Prior to the initial public offering of SCE (the “IPO”), the Plan shall be administered by a committee consisting of the Chief Executive Officer of SCE, the Senior Vice President of Human Resources of Sunoco, Inc., and the Vice President of Human Resources of SCE, or any other members designated by SCE from time to time. Following the IPO, the Plan shall be administered by the Compensation Committee of the board of directors of SCE (each, a “Plan Committee”). The Plan Committee shall have such duties and powers as may be necessary to discharge its duties under the Plan, including, but not by way of limitation, the following:

(a) To construe and interpret the Plan in its absolute discretion and to determine all questions arising in the administration, interpretation and application of the Plan (including, without limitation, the discretionary authority set forth herein). Any such actions, determinations or decisions of the Plan Committee shall be conclusive and binding on all Eligible Employees and SCE;

(b) To prepare and distribute, in such manner as the Plan Committee determines to be appropriate and in accordance with applicable laws, information explaining the Plan;

(c) To receive from SCE and from Eligible Employees such information as may be necessary for the proper administration of the Plan; and

(d) To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel.

None of SCE nor the members of the Plan Committee shall be liable for any action taken or not taken or decision made or not made in good faith relating to the Plan or any award thereunder.

Base Amount

A base amount (“Base Amount”) for each Eligible Employee with respect to the calendar year for which the applicable annual bonus (the “Annual Bonus”) is paid (the “Applicable Year”) shall be the product of the Eligible Employee’s (y) annual base salary as of December 31 of the Applicable Year, exclusive of benefits, bonuses, grants and premium pay, multiplied by (z) his or her applicable annual guideline percentage as determined for such Applicable Year, taking into account any change in annual guideline percentage that occurs during the Applicable Year, in which case the guideline percentage will be prorated based on the portion of the year that each guideline percentage applied.

Calculation of Annual Bonus

An Eligible Employee’s Base Amount will be increased or decreased depending upon (a) the consolidated financial, safety, environmental and asset utilization performance of SCE and its affiliates, and (b) the Eligible Employee’s individual performance for the Applicable Year. Subject to the discretion of the Plan Committee set forth under the heading “Plan Committee Discretion” below, the Annual Bonus is to be determined as follows:

(1) Performance Measures: A total combined payout factor (the “Company Payout Factor”) shall be determined based on the Performance Measures identified below, which shall be weighed as follows:

Performance Measure	Weight
Net Income After Taxes (“NIAT”)	50%
Return on Capital Employed (“ROCE”)	15%
Cash Flow	10%
Safety Performance	10%
Environmental Performance	10%
Domestic Coke Plant Asset Utilization	5%
100%

The payout factor for each Performance Measure shall be determined as follows:

A.	Net Income After Taxes.

Factor	Income
0	< $76 million
50%	$76 million
100%	$106 million
150%	$136 million
200%	> $156 million

B.	Return on Capital Employed.

ROCE is calculated by taking operating income after tax plus after-tax interest expense and dividing it by capital employed. ROCE is a measure of the efficiency of SCE’s capital resources utilization.

Factor	Return on Capital Rate
0	< 7.0%
50%	7.0%
100%	9.8%
150%	12.6%
200%	> 14.4%

C.	Cash Flow.

Factor	Cash Flow
0	< ($133 million)
50%	($133 million)
100%	($103 million)
150%	($73 million)
200%	> ($27 million)

D. Safety Performance.

		Performance Factor Scale
Weight	Metric	0%	50%	100%	150%	200%
60%	Coke Plant Safety Rate	> 0.90	0.90	0.75	0.60	< 0.50
20%	Mining Safety Rate	> 4.00	4.00	3.50	3.00	< 2.50
20%	Middletown Safety Rate	>1.25	1.25	1.00	0.75	< 0.50

E. Environmental Performance.

Comprehensive assessment of:

1. Satisfactory progress to resolve NOV’s

2. Better than 34 environmental deviations

3. Improved performance to targeted venting levels

4. Middletown start-up environmental performance at least 50% better than Granite City performance

F. Domestic Coke Plant Asset Utilization.

Factor	Reliability
0%	<89%
50%	89%
100%	90.5%
150%	92.0%
200%	>93.0

(2) Individual Performance Factor: The “Individual Performance Factor” is a percentage between zero (0) and one hundred and fifty percent (150%) based on the performance of each Eligible Employee during the Applicable Year. The Individual Performance Factor shall be set and approved by the Plan Committee, and shall take into consideration the overall performance of the Eligible Employee and his or her contribution to the organization during the Applicable Year.

The Individual Performance Factor is subject to limitation by the aggregate pool of funds available for distribution to all Eligible Employees under the Plan (the “Pool”). The Pool is equal to the product of (i) the sum of the Base Amount of all Eligible Employees multiplied by (ii) the Company Payout Factor. The total Annual Bonus paid to any Eligible Employee shall not exceed 200% of his or her Base Amount.

(3) Total Annual Bonus: The Annual Bonus for each Eligible Employee under the Plan for the Applicable Year is determined by multiplying (i) the product of (a) the Company Performance Factor and (b) the Individual Performance Factor by (ii) the Eligible Employee’s Base Amount.

Proration

Any Eligible Employee hired as of January 1st through March 31st shall receive his or her Annual Bonus, without proration, as respects his or her year of hire (the “Hire Year”). Any Eligible Employee hired as of April 1st through September 30th shall be eligible for a prorated portion of his or her Annual Bonus as respects his or her Hire Year. Eligible Employees hired as of October 1st through December 31st shall not be eligible to receive an Annual Bonus as respects his or her Hire Year. Subject to the discretion of the Plan Committee, any Eligible Employee who provided significant services to SCE while employed by Sunoco, Inc. shall be deemed to be an Eligible Employee as of the date on which such Eligible Employee began to provide services to SCE.

The Annual Bonus will be prorated, as applicable, in the event of an Eligible Employee’s death or Retirement or, as applicable, where he or she is disabled and is unable to work (on a cumulative basis) for more than one (1) month during an Applicable Year. In the case of Retirement, an Eligible Employee will be eligible for a payment of the prorated bonus if Retirement occurs prior to December 31st of the Applicable Year and will be eligible for a full bonus where Retirement occurs after December 31st of the Applicable Year and prior to the payment of the Annual Bonus during the following year. For the purposes of the Plan, “Retirement” shall mean an Eligible Employee’s termination of employment, other than for Just Cause (as defined in the SCE Long-Term Performance Enhancement Plan), where the Eligible Employee has either (i) attained age 55 and has provided services to SunCoke for ten (10) years or more or (ii) attained age 60 and has provided services to SunCoke for five (5) years or more.

Plan Committee Discretion

Notwithstanding anything in the Plan to the contrary, the Plan Committee may, in its sole discretion, withhold payment of the Annual Bonus or, alternatively, reduce or increase the amount of the Annual Bonus otherwise payable to any Eligible Employee or any group of Eligible Employees who work for business or operating units of SCE or any of its affiliates (collectively, a “Eligible Employee Group”), if the Plan Committee reasonably determines that such Eligible Employee or Eligible Employee Group has either (i) failed to act in accordance with acceptable performance standards during such Applicable Year, or (ii) acted in a manner detrimental to the interests or reputation of SCE or any of its affiliates. Furthermore, the Plan Committee may, in its discretion, redistribute the amount of any such withholding or reduction in whole or in part to an Eligible Employee or Eligible Employee Group that the Plan Committee reasonably determines has performed in a manner that exceeds expectations during such Applicable Year, subject to the 200% individual Annual Bonus limitation set forth in the Plan.

Payment of Annual Bonus

The Annual Bonus, if any, will be paid on or before March 15th during year following the year during which the Annual Bonus is earned. Except in the case of death or Retirement as explained above, an employee must be actively employed on the payment date to be eligible for a bonus payment.

Plan Termination and Modification

The Plan may be terminated, amended or modified in any respect at any time, and from time to time, at the Plan Committee’s sole discretion.